Exhibit 99.1
NEWS RELEASE
Contact: Dollar Financial Corp.
Financial Dynamics
Mark McCall (212) 850-5641
DOLLAR FINANCIAL CORP. ENTERS INTO AGREEMENT TO SETTLE THREE WAGE-AND-HOUR CLASS ACTION
LAWSUITS AND PROVIDES THIRD QUARTER OUTLOOK
BERWYN, Pa., April 21, 2006 — Dollar Financial Corp. (NASDAQ:DLLR — News), a leading international financial services company serving under-banked customers, today announced that it had reached an agreement in principle to settle three long-standing California wage-and-hour class-action lawsuits pertaining to its U.S. business.
Under the proposed settlement, class members can submit claims pursuant to a process whereby Dollar could pay up to $5.8 million to settle claims asserted on behalf of the putative classes by three former employees, Vernell Woods, Juan Castillo, and Kenneth Williams. The lawsuits alleged that Dollar had misclassified certain store and area managers as “exempt” from California state overtime requirements and that Dollar had computed bonuses payable to store managers using an impermissible profit-sharing formula.
In a fourth putative class action lawsuit, another former employee, Stanley Chin alleges that Dollar failed to provide non-management employees with meals and rest breaks required under California state law. The California Superior Court denied class certification of Chin in April 2005, and that denial is presently on appeal; a determination of the appeal is expected later in 2006. The Chin case is not being settled at this time.
In connection with the settlements, Dollar will not admit any wrongdoing. According to Donald F. Gayhardt, Dollar’s president, the settlements will enable Dollar to avoid the substantial continuing legal and other expenses, which for fiscal 2006 have been approximately $350,000 per quarter, as well as the drain on management resources being devoted to defense of these claims.
Dollar and the lead plaintiffs in these three cases have reached definitive settlement agreements. The settlement agreements need to receive court approval and there can be no assurance that such agreements and the proposed settlements will receive the required court approval.
Fiscal Third Quarter Outlook
The Company will be announcing its earnings for the fiscal third quarter on May 1, 2006. As a result of continued strong growth in the international businesses, the financial results for the third quarter are anticipated to exceed the Company’s expectations. Total revenue, for the quarter, is anticipated to be between $86.0 million and $87.0 million. Income before taxes, excluding the $5.8 million one-time provision for claims associated with the California legal settlement, is projected to be between $12.7 million and $13.2 million.

About Dollar Financial Corp.
Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loan programs, Western Union money order and money transfer products, reloadable VISA® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.
At December 31, 2005, the Company’s store network consisted of 1,329 stores, including 165 We the People legal document preparation locations, and 725 company-operated financial services stores in 36 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, the impact of acquisitions and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the impact of hurricanes, the integration of acquired stores, the performance of new stores, the new installment loan products and other new product lines on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will be able to meet its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s initial public offering filed with the SEC on January 31, 2005 and its annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.